Exhibit 23.2

After the conversion and reverse stock split transactions discussed in Note 14 to the consolidated financial statements of Advanced Health Corporation and subsidiaries are effected, we expect to be in a position to render the following consent.

                                          ARTHUR ANDERSEN LLP

June 19, 1996

                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

As independent public accountants, we hereby consent to the use of our reports dated June 19, 1996 (except for the matters described in Note 14, as to which
the date is           ), June 4, 1996 and June 5, 1996 and to all references to
our Firm included in or made a part of this registration statement.

New York, New York
      , 1996